Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF FORRESTER RESEARCH, INC.

On January 3, 2019, Forrester Research, Inc., a Delaware corporation (the “Company” or “Forrester”), and Supernova Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Forrester, completed the previously announced acquisition (the “Acquisition”) of SiriusDecisions, Inc., a Delaware corporation and its subsidiaries (“Sirius”), pursuant to an Agreement and Plan of Merger, dated as of November 26, 2018 (the “Merger Agreement”), by and among Forrester, Supernova, Sirius, Founder Stockholders of Sirius and Fortis Advisors LLC, solely in its capacity as the Stockholder Representative.

The Company acquired Sirius for approximately $247.3 million in cash, subject to certain adjustments set forth in the Merger Agreement. In connection with the Acquisition, on January 3, 2019 (the “Closing Date”), Forrester entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders referred to therein (collectively, the “Lenders”). Pursuant to the Credit Agreement, the Lenders have provided Forrester with $125 million in senior secured term loans (the “Term Loan”) and a $75 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”). On the Closing Date, all of the proceeds of the Term Loan and $50 million of proceeds of the loans borrowed under the Revolving Credit Facility were used to pay a portion of the cash consideration for the Acquisition and to pay certain fees, costs and expenses incurred in connection with the Acquisition.

The Unaudited Pro Forma Combined Financial Information is presented to illustrate the estimated effects of the transaction and the other activities contemplated by the Merger Agreement based on the historical financial position and results of operations of Forrester and Sirius. The Unaudited Pro Forma Combined Financial Information is presented as follows:

•

the unaudited pro forma combined balance sheet as of December 31, 2018, prepared based on (i) the historical audited consolidated balance sheet of Forrester as of December 31, 2018 and (ii) the historical unaudited condensed consolidated balance sheet of Sirius as of December 31, 2018.

•

the unaudited pro forma combined statement of operations for the year ended December 31, 2018 prepared based on (i) the historical audited consolidated statement of income of Forrester for the year ended December 31, 2018 and (ii) the historical unaudited consolidated statement of operations of Sirius for the twelve months ended December 31, 2018. Forrester’s fiscal year ends on December 31 and Sirius’ fiscal year ends on March 31. The historical unaudited consolidated statement of operations of Sirius for the twelve months ended December 31, 2018 was derived by adding Sirius’ audited consolidated statement of operations for the year ended March 31, 2018 to Sirius’ unaudited condensed consolidated statement of operations for the nine months ended December 31, 2018, and subtracting Sirius’ unaudited condensed consolidated statement of operations for the nine months ended December 31, 2017.

The transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Forrester designated as the accounting acquirer of Sirius. The Unaudited Pro Forma Combined Financial Information set forth below primarily gives effect to the following:

•	the alignment of accounting policies and financial statement classifications of Sirius to those of Forrester;

•	the application of the acquisition method of accounting in connection with the transaction;

•

the drawdown of borrowings under the Credit Facilities in connection with the transaction, the proceeds of which were used to finance approximately $175 million of the cash consideration comprising the purchase price; and

•	the incurrence of transaction costs in connection with the transaction.

The Unaudited Pro Forma Combined Financial Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the Unaudited Pro Forma Combined Financial Information does not purport to project the future financial position or operating results of the combined company. The accompanying unaudited pro forma combined statement of operations does not include any pro forma adjustments to reflect expected cost savings which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The Unaudited Pro Forma Combined Financial Information has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles (“GAAP”), which is subject to change. The acquisition accounting is dependent upon certain valuations and other studies. Forrester has completed a preliminary valuation and other relevant studies. Forrester will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the transaction. The assets and liabilities of Sirius have been measured based on various initial estimates using assumptions that Forrester believes are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma combined financial information prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Differences between these preliminary estimates and the final acquisition accounting will exist, and these differences could have a material impact on the accompanying Unaudited Pro Forma Combined Financial Information and the combined company’s future results of operations and financial position.

The Unaudited Pro Forma Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by Forrester in all material aspects. Forrester has performed a detailed review of Sirius’ accounting policies. Subsequent to the Acquisition, Forrester may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company.

Additionally, certain financial information of Sirius as presented in its historical financial statements has been reclassified to conform to the historical presentation in Forrester’s financial statements for purposes of preparation of the Unaudited Pro Forma Combined Financial Information (see Note 8).

The unaudited pro forma combined balance sheet gives effect to the transaction as if it had been completed on December 31, 2018. The unaudited pro forma combined statement of operations gives effect to the transaction as if it had been completed on January 1, 2018. This Unaudited Pro Forma Combined Financial Information was derived from and should be read in conjunction with the separate historical (i) audited financial statements of Forrester as of and for the year ended December 31, 2018 and the related notes included in Forrester’s Annual Report on Form 10-K for the year ended December 31, 2018 that Forrester filed with the SEC on March 8, 2019, (ii) Sirius’ audited consolidated financial statements as of and for the year ended March 31, 2018, which are included in this Current Report on Form 8-K/A, and (iii) Sirius’ unaudited condensed consolidated financial statements as of and for the nine months ended December 31, 2018, which are included in this Current Report on Form 8-K/A.

Forrester Research, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2018

(amounts in thousands)

	Historical Forrester As Reported	Historical Sirius As Adjusted (Note 8)	Pro Forma Adjustments	Note	Financing Adjustments	Note	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$140,296	$7,205	$(248,922)	6A	$170,744	6A, 6E	$69,323
Accounts receivable, net	67,318	13,037	—		—		80,355
Deferred commissions	15,677	662	(662)	6G	—		15,677
Prepaid expenses and other current assets	12,802	2,346	—		—		15,148

Total current assets	236,093	23,250	(249,584)		170,744		180,503
Property and equipment, net	22,005	3,141	310	6B	—		25,456
Goodwill	85,165	—	164,642	6C	—		249,807
Intangible assets, net	4,951	939	111,061	6D	—		116,951
Other assets	5,310	269	—		1,429	6E	7,008

Total assets	$353,524	$27,599	$26,429		$172,173		$579,725

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$588	$648	$—		$—		$1,236
Accrued expenses, other current liabilities	54,065	8,377	—		—		62,442
Current portion of long term-debt	—	—	—		6,250	6E	6,250
Deferred revenue	135,332	29,489	(8,878)	6F	—		155,943

Total current liabilities	189,985	38,514	(8,878)		6,250		225,871
Long-term debt	—	—	—		165,923	6E	165,923
Non-current liabilities	11,939	2,635	23,382	6D, 6H, 6F, 6J	—		37,956

Total liabilities	201,924	41,149	14,504		172,173		429,750

Convertible preferred stock	—	81,631	(81,631)	6I	—		—

Stockholders’ Equity
Common stock	230	31	(31)	6I	—		230
Additional paid-in capital	200,696	—	—		—		200,696
Retained earnings	127,717	(95,324)	93,699	6I	—		126,092
Treasury stock	(171,889)	—	—		—		(171,889)
Accumulated other comprehensive income (loss)	(5,154)	112	(112)	6I	—		(5,154)

Total stockholders’ equity (deficit)	151,600	(95,181)	93,556		—		149,975

Total liabilities, convertible preferred stock and stockholders’ equity	$353,524	$27,599	$26,429		$172,173		$579,725

Forrester Research, Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2018

(amounts in thousands, except per share data)

	Historical Forrester As Reported	Historical Sirius As Adjusted (Note 8)	Pro Forma Adjustments	Note	Financing Adjustments	Note	Pro Forma Combined
Revenues:
Research services	$228,399	$64,597	$(6,528)	7C	$—		$286,468
Advisory services and events	129,176	24,924	(2,519)	7C	—		151,581

Total revenues	357,575	89,521	(9,047)		—		438,049

Operating expenses:
Cost of services and fulfillment	146,502	34,002	742	7A, 7D, 7E	—		181,246
Selling and marketing	131,824	33,392	(2,204)	7A, 7D, 7E, 7F	—		163,012
General and administrative	43,920	16,129	(30)	7A, 7E	—		60,019
Depreciation	7,955	736	60	7A	—		8,751
Amortization of intangible assets	1,162	1,169	17,700	7A	—		20,031
Acquisition and integration costs	3,787	1,468	(3,302)	7G	—		1,953

Total operating expenses	335,150	86,896	12,966		—		435,012

Income from operations	22,425	2,625	(22,013)		—		3,037
Other income (expense), net	674	(365)	—		(10,131)	7B	(9,822)
Gains on investments, net	426	—	—		—		426

Income (loss) before income taxes	23,525	2,260	(22,013)		(10,131)		(6,359)
Income tax expense (benefit)	8,145	—	(5,617)	7H	(2,837)	7H	(309)

Net income (loss)	$15,380	$2,260	$(16,396)		$(7,294)		$(6,050)

Basic income (loss) per common share	$0.85						$(0.33)
Diluted income (loss) per common share	$0.84						$(0.33)
Basic weighted average common shares outstanding	18,091						18,091
Diluted weighted average common shares outstanding	18,380						18,091

Note 1: Description of the Transaction

Purchase Agreement

On November 26, 2018, Forrester entered into the Merger Agreement by and among Supernova, Sirius, Founder Stockholders of Sirius and Fortis Advisors LLC, solely in its capacity as the Stockholder Representative, pursuant to which Forrester acquired Sirius. The transaction was completed on January 3, 2019.

Subject to the terms and conditions of the Merger Agreement, as consideration for the acquisition of Sirius, Forrester paid to Stockholders of Sirius approximately $247.3 million in cash (the “Cash Consideration”), subject to certain adjustments set forth in the Merger Agreement.

Credit Agreement Borrowing

On January 3, 2019, the Company entered into a $125 million five-year senior secured Term Loan and a $75 million senior secured Revolving Credit Facility. On the Closing Date, all of the proceeds of the Term Loan and $50 million of proceeds of the loans borrowed under the Revolving Credit Facility were used to pay a portion of the Cash Consideration. The loans under each of the Credit Facilities bear interest, at Forrester’s option, at a rate per annum equal to either (i) the London Interbank Offering Rate (“LIBOR”) for the applicable interest period plus a margin that is between 1.75% and 2.50%, based on Forrester’s consolidated total leverage ratio, or (ii) the applicable base rate plus a margin that is between 0.75% and 1.50%, based on Forrester’s consolidated total leverage ratio. A commitment fee, at a rate of between 0.25% to 0.35% per annum, based on Forrester’s consolidated total leverage ratio, is payable on the unused portion of the Revolving Credit Facility quarterly, in arrears, and on the date of termination or expiration of the Revolving Credit Facility.

Note 2: Basis of Pro Forma Presentation

The accompanying Unaudited Pro Forma Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X and has been derived from the audited and unaudited financial information of Forrester and Sirius. The financial information has been adjusted in the accompanying Unaudited Pro Forma Combined Financial Information to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results of operations of Forrester.

The Unaudited Pro Forma Combined Financial Information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”).

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on discussions between Forrester and Sirius management, due diligence efforts, and information available in public filings. The allocation of the aggregate transaction consideration used in the preliminary Unaudited Pro Forma Combined Financial Information is based on initial estimates. The final determination of the allocation of the aggregate transaction consideration will be based on the actual tangible and intangible assets and the liabilities of Sirius at the effective time of the transaction (see Note 5).

Sirius’ assets acquired and liabilities assumed were recorded at their fair value at the transaction date. Forrester acquired Sirius for approximately $247.3 million of contractual cash consideration, which is subject to certain adjustments as set forth in the Merger Agreement.

The Unaudited Pro Forma Combined Financial Information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The Unaudited Pro Forma Combined Financial Information has not been adjusted to give effect to certain expected financial benefits of the transaction, such as cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the Unaudited Pro Forma Combined Financial Information does not reflect possible adjustments related to integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company.

Further, one-time transaction-related costs, which total $4.9 million, incurred prior to or anticipated to be incurred prior to, or concurrent with, the closing of the transaction are not included in the unaudited pro forma combined statement of operations as these costs are not expected to have a continuing impact on the business of the combined company. Of these $4.9 million of transaction costs, $1.6 million relates to costs not incurred or recognized as of the unaudited pro forma combined balance sheet date of December 31, 2018, primarily related to deal advisory and legal fees. These costs have been included in the unaudited pro forma combined balance sheet.

Certain amounts from the historical financial statements of Sirius were reclassified to conform the presentation to that of Forrester (see Note 8).

Note 3: Accounting Policies

For purposes of presenting the unaudited pro forma combined financial statements and related information, Forrester has completed a preliminary review of Sirius’ significant accounting policies for purposes of identifying adjustments to align with Forrester accounting policies. At this time, the Company has not identified any material differences in these policies other than accounting for contract costs with respect to Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). Historically, Sirius expensed the majority of these contract costs as they were incurred. However, under ASC 606, these contract costs will be capitalized and amortized. For purposes of the unaudited pro forma combined balance sheet, no adjustment related to these capitalized contract costs has been reflected as these amounts will be eliminated in purchase accounting and included within the customer relationship intangible asset. Review of such accounting policies will continue and policy differences may be identified at a later date and may be deemed material at that time.

Note 4: Estimated Transaction Consideration

ASC 805 requires acquirers of a business to recognize the consideration transferred for the acquiree and the assets acquired and liabilities assumed in the exchange for the acquiree as part of applying the acquisition method.

The Company paid $247.3 million at closing, which included the purchase price of $245.0 million plus an adjustment for the estimate of certain working capital items, which is subject to adjustment as set forth in the Merger Agreement. In connection with the Acquisition, the Company borrowed approximately $175 million under its Credit Facilities. There were no liabilities incurred to former owners or equity interests issued by the acquirer to be considered as a component of the transaction consideration.

Note 5: Allocation of Purchase Price to Net Assets

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Forrester in the transaction, reconciled to the estimated transaction consideration (amounts in thousands):

Amounts as of Acquisition Date
Cash and cash equivalents	$7,205
Current assets	15,383
Property and equipment, net	3,451
Intangible assets	112,000
Other assets	269
Deferred revenue	(21,336)
Current liabilities	(9,025)
Unfavorable leasehold interests	(1,380)
Deferred tax liability, net	(23,912)

Fair value of assets acquired and liabilities assumed, excluding goodwill	82,655
Goodwill	164,642

Estimate of consideration transferred	$247,297

The following is a reconciliation of the fair value of assets acquired and liabilities assumed to the estimated transaction consideration (amounts in thousands):

Amounts as of Acquisition Date
Total estimate of consideration transferred	$247,297

Book value of net assets acquired at December 31, 2018	(13,550)
Adjusted for:
Elimination of deferred rent	1,598
Elimination of deferred commission	(662)

Adjusted book value of net assets acquired	(12,614)
Adjustments to:
Property and equipment, net	310
Intangible assets	111,061
Unfavorable leases	(1,380)
Deferred revenue	9,190
Deferred tax liability, net	(23,912)

Fair value of assets acquired and liabilities assumed, excluding goodwill	82,655
Goodwill	164,642

Reconciliation to estimate of consideration transferred	$247,297

Note 6: Unaudited Pro Forma Combined Balance Sheet Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma combined balance sheet.

A – Cash and cash equivalents:

This represents the net adjustment to cash and cash equivalents after giving effect to the acquisition and borrowings (amounts in thousands):

Net proceeds from Credit Facilities (1)	$170,744
Cash paid:
Cash paid for transaction-related costs (2)	(1,625)
Cash paid by Forrester to Sellers	(247,297)

Total cash paid	(248,922)

Total pro forma adjustment to cash and cash equivalents	$(78,178)

(1)	Amount represents net proceeds from Credit Facilities. Refer to Note 6E.
(2)

Amount represents transaction-related costs not incurred or recognized by Forrester as of the unaudited pro forma combined balance sheet date of December 31, 2018. Unrecognized transaction-related costs are reflected as a reduction to cash for pro forma purposes, with a corresponding decrease in retained earnings. Refer to Note 2.

B—Property and equipment

Represents the adjustment in carrying value of Sirius’ property and equipment from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated or amortized based on management’s estimates of the period over which the assets will be utilized to benefit the operations of the company. The preliminary amounts assigned to property and equipment are as follows (dollar amounts in thousands):

	Estimated Useful Life (1)	Sirius Historical Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Computer equipment	3 years	$1,172	$(690)	$482
Leasehold improvements	6 years	2,054	(759)	1,295
Furniture and fixtures	3 years	1,954	(745)	1,209
Office equipment	2 years	75	(41)	34
CIP - Capital in progress	—	431	—	431

Total		5,686	(2,235)	3,451
Less: Accumulated depreciation		(2,545)	2,545	—

		$3,141	$310	$3,451

(1)	Represents preliminary estimated useful life of assets to be acquired.

The final determination of fair value of property and equipment, as well as the estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property and equipment and the purchase price allocation, which is expected to be finalized subsequent to the closing of the transaction but within the measurement period.

To estimate the fair value of Sirius’ property and equipment, the Company considered valuation analyses of the assets using the sales comparison approach and the cost approach. The Company considered the highest and best use of the assets in selecting a valuation approach for each asset category. Depreciation for both physical deterioration and functional obsolescence was factored into the calculation. Physical deterioration is estimated based on an age-life analysis.

The useful lives are estimated based on Forrester’s historical experience with similar assets, taking into account anticipated technological or other changes. Forrester periodically reviews these lives relative to physical factors, economic factors, and industry trends. If there are changes in the planned use of property and equipment or if technological changes were to occur more rapidly than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense in future periods.

C—Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is calculated as the excess of consideration transferred in the acquisition over the fair value of the tangible assets and identifiable intangible assets acquired and liabilities assumed in a business combination. Goodwill acquired in the transaction is estimated to be $164.6 million. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded opportunities in the market, and other benefits that Forrester believes will result from combining its operations with the operations of Sirius. The goodwill created in the transaction is not expected to be deductible for tax purposes. Refer to Note 5.

D—Intangible assets and liabilities

Represents adjustments to record the preliminary estimated fair value of (i) intangible assets of approximately $112.0 million, which is an increase of $111.1 million over Sirius’s historical book value of intangible assets of $0.9 million prior to the transaction and (ii) an intangible liability of approximately $1.4 million.

Identified intangible assets expected to be acquired consist of the following (dollar amounts in thousands):

	Estimated Useful Life (1)	Estimated Fair Value
Backlog	2 years	$13,000
Customer relationships	10.5 years	73,000
Trade names	16 years	12,000
Technologies	3 years	14,000

Estimated fair value of identified intangible assets		$112,000

(1)	Represents preliminary estimated useful life of assets to be acquired.

Identified intangible liabilities expected to be assumed consist of the following (dollar amount in thousands):

	Estimated Useful Life (1)	Estimated Fair Value
Unfavorable leasehold interests	4.3 years	$1,380

(1)	Represents preliminary estimated useful life of assets to be acquired.

The fair value estimate for all identifiable intangible assets and liabilities is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The estimated fair value of backlog was determined by using the multi-period excess earnings method under the income approach. The estimated fair value of acquired customer relationships was determined with the excess earnings method, which is a variation of the income approach. This approach calculates the excess of the future cash inflows (i.e., revenue from customers generated from the relationships) over the related cash outflows (i.e., customer servicing expenses) generated over the useful life of the relationship. The estimated fair value of trade names was determined with the relief from royalty method, which is a commonly used variation of the income approach. The Company considered the return on assets and market comparable methods when estimating an appropriate royalty rate for the trade names. The estimated fair value of technologies was determined utilizing the replacement cost method under the cost approach. The estimated fair value of unfavorable leasehold interests was determined based on the present value (using a discount rate that reflects the risks associated with the property acquired and the respective tenants) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimates of fair market lease rates for the comparable in-place leases, measured over a period equal to the remaining non-cancelable terms of the leases.

The final determination of fair value of intangible assets and liabilities, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the transaction but within the measurement period.

E—Long-term and short-term debt

In connection with the Acquisition, the Company borrowed $175 million on January 3, 2019, pursuant to the terms of the Credit Agreement, consisting of $125 million of borrowings under the Term Loan and $50 million of borrowings under the Revolving Credit Facility. The Company incurred debt issuance costs in the amount of $2.8 million with respect to the Term Loan, which are netted against the loan amount. The Company incurred debt issuance costs in the amount of $1.4 million with respect to the Revolving Credit Facility which are recorded in “other assets”. Accordingly, the Company recorded $165.9 million and $6.3 million as long-term and short-term debt, respectively.

Amounts borrowed under the Credit Facilities bear interest, at Forrester’s option, at a rate per annum equal to either (i) LIBOR for the applicable interest period plus a margin that is between 1.75% and 2.50% based on Forrester’s consolidated total leverage ratio or (ii) the applicable base rate plus a margin that is between 0.75% and 1.50% based on Forrester’s consolidated total leverage ratio.

F—Deferred revenue

This adjustment represents the estimate to decrease the assumed deferred revenue obligations to a fair value of approximately $21.3 million, a reduction of $9.2 million from the carrying value. The current portion amounts to $8.9 million and the non-current portion amounts to $312 thousand. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining contractual obligations plus a normal profit margin. After the Acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the services are provided over the next two years.

G – Deferred commission

This adjustment represents the elimination of deferred commission account in the amount of $0.7 million since it will be included within the customer relationship intangible asset.

H – Deferred rent

This adjustment represents the elimination of deferred rent in the amount of $1.6 million recorded on Sirius financial statements.

I –Convertible preferred stock and stockholders’ equity

Represents the elimination of Sirius capital, accumulated deficit, and accumulated other comprehensive income, as well as the recognition of transaction costs incurred on January 3, 2019 by Forrester (amounts in thousands):

Amounts as of Acquisition Date
Elimination of historical Sirius convertible preferred stock	$(81,631)

Elimination of historical Sirius common stock	$(31)
Elimination of historical Sirius accumulated deficit	95,324
Elimination of historical Sirius accumulated other comprehensive income	(112)
Transaction-related costs (1)	(1,625)

Total adjustments to stockholders’ equity	$93,556

(1)	Represents $1.6 million of transaction-related costs not yet incurred or recognized as of the pro forma balance sheet date of December 31, 2018. Refer to Note 2.

J—Income taxes

For U.S. federal tax purposes, the transaction is structured as stock acquisition of the operations of Sirius.

The estimate of deferred taxes was determined based on the changes in the book basis reflected in Sirius’ historical financial statements. A weighted average combined statutory rate of 28% was applied to the step-up in fair value of Sirius’ assets and liabilities, resulting in an increase to the deferred tax liability of $33.6 million. A preliminary realization assessment of the acquired deferred tax assets resulted in a release of valuation allowances on certain U.S. deferred tax assets. As a result an increase in deferred tax assets in the amount of $9.7 million was also recorded and netted against the deferred tax liability. The estimate of deferred income tax is preliminary and is subject to change based on the Company’s final determination of the assets acquired and liabilities assumed.

Note 7: Unaudited Pro Forma Combined Statement of Operations Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma combined statement of operations.

A—Depreciation of fixed assets and amortization of other intangibles

In conjunction with the acquisition accounting, the Company performed a fair value assessment of the property and equipment and definite-lived intangible assets. These valuations generated estimated depreciation and amortization expense related to the pro forma valuation adjustments to property and equipment (see Note 6B) and intangible assets (see Note 6D). Pro forma depreciation and amortization have been estimated on a preliminary basis as follows (amounts in thousands):

Year Ended December 31, 2018
Estimated depreciation expense for acquired property and equipment	$796
Less: Historical Sirius depreciation expense	(736)

Total pro forma adjustment to depreciation expense	$60

Estimated amortization expense for acquired definite-lived intangibles assets	$18,869
Less: Historical Sirius amortization expense	(1,169)

Total pro forma adjustment to amortization expense	$17,700

Estimated amortization for unfavorable leasehold interests (a)	$(400)

(a)

Recorded as a decrease in expense in the line items “Cost of services and fulfillment”, “Selling and marketing” and “General and administrative” in the amounts of $120 thousand, $220 thousand and $60 thousand, respectively.

All property and equipment and definite-lived intangibles assets and liabilities are depreciated and amortized, respectively, using the weighted average useful lives.

B—Interest expense

Represents the net increase to interest expense in the amount of $10.1 million resulting from interest on the new debt to finance the acquisition of Sirius, the amortization of related debt issuance costs and the commitment fee on the unused portion of the Revolving Credit Facility.

The adjustment to recognize interest expense of $7.2 million related to the Term Loan and $2.9 million related to the Revolving Credit Facility, of which $85 thousand related to a commitment fee on the unused portion of the Revolving Credit Facility, assumes the amounts were borrowed on January 1, 2018 and were outstanding for the entire twelve months ended December 31, 2018. The interest rates assumed for purposes of preparing this pro forma financial information are 5.3% for the Term Loan and 5.1% for the Revolving Credit Facility based on the rates applicable on January 3, 2019. In addition, the unused portion of the Revolving Credit Facility is subject to a commitment fee at a rate of between 0.25% to 0.35% per annum, based on Forrester’s consolidated total leverage ratio. For the purposes of these pro forma financial statements, 0.35% was used.

The following tables show the estimated interest expense, interest rates and terms of the Credit Facilities (amounts in thousands):

Facility	Borrowing Amount	Annual Interest	Commitment Fee on Unused Portion	Deferred Cost Amortization	Total Increase to Interest Expense
Term Loan	$125,000	$6,550	—	$615	$7,165
Revolving Credit Facility	$50,000	$2,545	$85	$336	$2,966

Facility	Interest Rate Index and Margin	Assumed Rate	Term
Term Loan	(a)	5.3%	5
Revolving Credit Facility	(a)	5.1%	5

(a)

Amounts borrowed under the Credit Facilities bear interest, at Forrester’s option, at a rate per annum equal to either (i) the LIBOR for the applicable interest period plus a margin that is between 1.75% and 2.50% based on Forrester’s consolidated total leverage ratio or (ii) the applicable base rate plus a margin that is between 0.75% and 1.50% based on Forrester’s consolidated total leverage ratio. In addition, Forrester will pay a commitment fee equal to 0.35% per annum on the average daily unused portion of the Revolving Credit Facility, payable quarterly, in arrears, and on the date of termination of expiration of the Revolving Credit Facility. The commitment fee may decrease to 0.30% or 0.25% based on Forrester’s consolidated total leverage ratio.

If the interest rates on the Term Loan and Revolving Credit Facility increase or decrease by 0.125%, interest expense would increase or decrease by $0.2 million for the year ended December 31, 2018.

C- Deferred revenue

The adjustment to reduce revenue by $9.0 million for the year ended December 31, 2018 reflects the difference between prepayments related to contractual services and the fair value of the assumed performance obligations as they are satisfied, assuming the transaction was consummated on January 1, 2018.

D—New compensation arrangements

This adjustment reflects new compensation arrangements executed with two key executives from Sirius in connection with the business combination, resulting in increases of $0.8 million and $0.2 million in “Cost of services and fulfillment” and “Selling and marketing” expenses, respectively, from the previous compensation expense reflected in Sirius’ historical consolidated statement of operations.

E- Lease expense

This adjustment reflects the impact of recalculating the lease expense for Sirius acquired leases on a straight line basis excluding the historical deferred rent balances. This adjustment is recorded as an increase in expense in the line items “Cost of services and fulfillment”, “Selling and marketing” and “General and administrative” in the amounts of approximately $59,000, $108,000 and $30,000, respectively.

F – Deferred commission

This adjustment represents the decrease in commission expense in “Selling and marketing” expenses in the amount of $2.3 million as a result of adopting ASC 606, Revenue from Contracts with Customers.

G- Transaction costs

Represents the elimination of nonrecurring transaction costs incurred by Forrester and Sirius during the year ended December 31, 2018 of $3.3 million that are directly related to the acquisition of Sirius.

H—Income taxes

Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the transaction using statutory tax rates, less any applicable valuation allowances for the year ended December 31, 2018. In addition, includes the estimated income tax effect for the historical Sirius financial results for 2018 due to the anticipated elimination of the valuation allowance on Sirius’ deferred tax assets as of January 1, 2018. Because the adjustments contained in this Unaudited Pro forma Combined Financial Information are based on estimates, the effective tax rate could vary from the effective rate in periods subsequent to the transaction. These unaudited pro forma financial statements depict an estimate of the tax impacts of the Acquisition.

Note 8: Reclassifications

Forrester has completed a preliminary review of the financial statement presentation of Sirius for purposes of the Unaudited Pro Forma Combined Financial Information. During this review, the following financial statement reclassifications were performed in order to align the presentation of Sirius’ financial information with that of Forrester (amounts in thousands):

	As Reported Historical Sirius (Unaudited)	Reclassification and Conforming Policy Adjustments	Note	As Adjusted Sirius
Assets
Current Assets:
Cash and cash equivalents	$7,205	$—		$7,205	Cash and cash equivalents
Accounts receivable, net	13,037	—		13,037	Accounts receivable, net
Deferred commissions	—	662	a	662	Deferred commissions
Prepaid expenses and other current assets	2,693	(347)	a	2,346	Prepaid expenses and other current assets

Total current assets	22,935	315		23,250
Property and equipment, net	4,080	(939)	b	3,141	Property and equipment, net
Intangible assets, net	—	939	b	939	Intangible assets, net
Other assets	584	(315)	a	269	Other assets

Total assets	$27,599	$—		$27,599

Liabilities. Convertible Preferred Stock and Stockholders’ Deficiency Current Liabilities:
Accounts payable	$—	$648	c	$648	Accounts payable
Accrued expenses and other current liabilities	—	8,377	c	8,377	Accrued expenses and other current liabilities
Accounts payable and accrued expense	9,025	(9,025)	c	—
Deferred revenue	29,489	—		29,489	Deferred revenue

Total current liabilities	38,514	—		38,514
Deferred revenue—noncurrent	1,037	(1,037)	d	—	Deferred revenue—noncurrent
Deferred rent and other non-current liabilities	1,598	(1,598)	d	—
Non-current liabilities	—	2,635	d	2,635	Non-current liabilities

Total liabilities	41,149	—		41,149

Convertible preferred stock	81,631	—		81,631	Convertible preferred stock
Stockholders’ Deficiency:
Common stock	31	—		31	Common stock
Additional paid-in capital	—	—		—	Additional paid-in capital
Accumulated deficit	(95,324)	—		(95,324)	Retained earnings
Accumulated other comprehensive income	112	—		112	Accumulated other comprehensive loss

Total stockholders’ deficiency	(95,181)	—		(95,181)

Total liabilities, convertible preferred stock and stockholders’ deficiency	$27,599	$—		$27,599

(a)	Reclassification of amount related to deferred commissions included in “Prepaid expense and other current assets” and “Other assets”.
(b)	Reclassification of amount related to intangible assets” included in “Property and equipment, net”.
(c)	Reclassification of amounts related to accounts payable and accrued expense to separate “Account payable” and “Accrued expenses and other current liabilities” accounts.
(d)	Reclassification of amounts related to deferred rent and deferred revenue to “Non-current liabilities”.

	As Reported Historical Sirius (Unaudited)	Reclassification Adjustments	Note	As Adjusted Sirius
Revenues:					Revenues:
Research services	$—	$64,597	a	$64,597	Research services
Advisory services and events	—	24,924	a	24,924	Advisory services and events
Revenue	89,521	(89,521)	a	—	Revenue

Total revenues	89,521	—		89,521	Total revenues
Costs and expenses:					Operating expenses:
Cost of services and product development	33,156	846	b	34,002	Cost of services and fulfillment
Selling and marketing	—	33,392	b	33,392	Selling and marketing
General and administrative	—	16,129	b	16,129	General and administrative
Selling, general and administrative	51,835	(51,835)	b	—	Selling, general and administrative
Depreciation	—	736	c	736	Depreciation
Amortization of intangible assets	—	1,169	c	1,169	Amortization of intangible assets
Depreciation and amortization	1,905	(1,905)	c	—
Acquisition and integration costs	—	1,468	b	1,468	Acquisition and integration costs

Total costs and expenses	86,896	—		86,896	Total operating expenses

Income from operations	2,625	—		2,625	Income from operations
Other expense, net	(365)	—		(365)	Other income (expense), net

Income before income taxes	2,260	—		2,260	Income before income taxes
Income tax expense	—	—		—	Income tax expense

Net income	$2,260	$—		$2,260	Net income

(a)	Reclassification of the revenue amount into separate revenue categories.
(b)

Reclassification of “Selling, general and administrative” account into separate “Cost of services and fulfillment”, “Selling and marketing”, “General and administrative” and “Acquisition and integration costs” accounts and allocation of rent expense from “Selling and general administrative” account into “Cost of services and fulfillment”, “Selling and marketing” and “General and administrative” accounts.

(c)	Reclassification of the depreciation and amortization expense into separate categories.